Exhibit 10.1

CALAVO GROWERS, INC.

AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN

Adopted by the Board of Directors on December 9, 2020
Approved by the Shareholders on April 21, 2021

1.	GENERAL.

(a)            Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(b)            Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) Stock Appreciation Rights (SARs); (iv) Restricted Stock Awards; (v) Restricted Stock Unit Awards; (vi) Performance Stock Awards; (vii) Performance Cash Awards; and (viii) Other Stock Awards.

(c)            Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in the value of the Common Stock through the granting of Awards.

(d)            Successor to the 2011 Management Incentive Plan. The Plan is the successor to the Company’s 2011 Management Incentive Plan. As provided in Section 1.3 of the 2011 Management Incentive Plan, no awards shall be made under the 2011 Management Incentive Plan after December 9, 2020. All awards made under the 2011 Management Incentive Plan prior to December 10, 2020 shall remain subject to the terms of that plan.

(e)            Definitions. Section 13 sets forth the definitions of certain capitalized terms used in the Plan.

2.	ADMINISTRATION.

(a)            Administration of the Plan. The Plan shall be administered by the Administrator. To the extent that applicable laws permit, the Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c). Notwithstanding the foregoing, the Board (rather than a Committee) shall be responsible for granting Awards to Non-Employee Directors and for administering the provisions of the Plan that are applicable to such Awards.

(b)            Powers of the Administrator. The Administrator shall have the power and authority, subject to, and within the limitations of, the provisions of the Plan:

(i)            To determine from time to time: (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Awards shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award;

(ii)           To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration; and the Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective;

(iii)            To settle all controversies regarding the Plan and Awards granted under it;

(iv)           To accelerate the time at which an outstanding Award may first be exercised or the time at which an outstanding Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time at which it shall vest, but such acceleration shall be permitted only (A) as a result of a Participant’s termination of Continuous Service by reason of the Participant’s death or Disability, (B) in connection with (including following) the consummation of a Change in Control or a dissolution or liquidation of the Company, or (C) pursuant to the terms of a written employment agreement between the Participant and the Company or an Affiliate in connection with the Participant’s termination of Continuous Service;

(v)            To amend, suspend or terminate the Plan at any time; provided that amendment, suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant;

(vi)            To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding “incentive stock options” or (B) Rule 16b-3 under the Exchange Act;

(vii)           To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to the Administrator’s discretion; provided, however, that a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant and (B) such Participant consents in writing; notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code;

(viii)          To exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards; and

(ix)            To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c)            Delegation to a Committee.

(i)            General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated to a Committee or Committees. References in the Plan to the “Administrator” shall refer, as applicable, to the Board and/or the Committee or Committees.

(ii)            Members of the Committee. Unless otherwise determined by the Board, the Committee shall be comprised of at least two Directors, each of whom shall be an Outside Director. The failure of the Committee to be comprised solely of Outside Directors shall not affect the validity of any action of the Committee (including the grant of any Award) that otherwise complies with the terms of the Plan.

(d)            Delegation to the Chief Executive Officer. If and to the extent that may be permitted by the California General Corporation Law, the Board may delegate to the Company’s Chief Executive Officer the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and Stock Appreciation Rights (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by the Chief Executive Officer and that the Chief Executive Officer may not grant a Stock Award to himself or herself.

(e)            Effect of the Administrator’s Determinations. All determinations, interpretations and constructions made by the Administrator shall be final, binding and conclusive on all persons.

(f)             Indemnification. To the maximum extent permitted by applicable law and the Company’s Bylaws, each Director (including, without limitation, each Committee member) shall be indemnified and held harmless by the Company from and against (i) any expense (including attorneys’ fees) that may be actually and reasonably incurred by such person in connection with or resulting from any action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such person, with the Company’s approval, in settlement of such action, suit or proceeding, or paid by such person in satisfaction of any judgment or fine in any such action, suit or proceeding against such person. The Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The preceding right to indemnification shall be in addition to any other indemnification rights to which a Director is entitled under the Company’s Bylaws, under applicable law or under an agreement entered into with the Company.

3.	SHARES SUBJECT TO THE PLAN.

(a)            Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards granted under the Plan from and after the Effective Date shall not exceed 1,500,000 shares (the “Share Reserve”), of which up to 1,500,000 shares may be issued pursuant to Incentive Stock Options. To the extent permitted by Nasdaq Listing Rule 5635(c)(3) or other applicable national stock exchange rule, shares of Common Stock may be issued by the Company in connection with a merger or acquisition without reducing the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash by reason of the Participant receiving cash rather than stock, the number of shares of Common Stock subject to such Stock Award that were not issued with respect to such Stock Award shall not be treated as having been issued for purposes of this Section 3(a) and the Share Reserve shall be increased by such number of shares.

(b)            Share Counting; Reversion of Shares to the Share Reserve.

(i)            A “Full Value Award” means any Restricted Stock Award, Restricted Stock Unit Award or other Stock Award settled in Common Stock, excluding, however, (A) an Option, (B) a Stock Appreciation Right, or (C) a Restricted Stock Award or an Other Stock Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award. Each share of Common Stock subject to an Award other than a Full Value Award shall be counted against the Share Reserve limit set forth in Section 3(a) as one share. Each share of Common Stock subject to a Full Value Award shall be counted against the Share Reserve as two shares of Common Stock; provided, however, that each share of Common Stock subject to a Full Value Award that is forfeited or repurchased pursuant to the first sentence of Section 3(b)(ii), and each share of Common Stock subject to a Full Value Award that is not issued because a Stock Award expires, terminates without issuance or is settled in cash as described in the last sentence of Section 3(a), shall be counted as two shares of Common Stock for purposes of determining the number of shares of Common Stock again becoming available for issuance under the Plan.

(ii)            If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased shall revert to and again become available for issuance under the Plan. Shares of Common Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Shares of Common Stock that are reacquired or withheld by the Company pursuant to Section 8(f) in connection with a tax withholding obligation or as consideration for the exercise of an Option, SAR or any other Stock Award shall not again become available for issuance under the Plan. The payment of dividends and dividend equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares of Common Stock available for issuance under the Plan.

(c)            Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	ELIGIBILITY AND AWARD LIMITATIONS.

(a)            Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 of the Securities Act, unless the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code because the Stock Awards are granted pursuant to a corporate transaction (such as a spin-off transaction) or unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b)            Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

(c)            Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000, the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any provision to the contrary in the applicable Option Agreements.

(d)            Vesting Condition Limitation. Notwithstanding any other provision in the Plan to the contrary, an Award granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that (i) Awards that result in the issuance of an aggregate of up to five percent of the shares of Common Stock available pursuant to Section 3(a) (as such number of shares of Common Stock may be increased from time to time in accordance with the Plan) may be granted to any one or more eligible Directors, Consultants or Employees without respect to such one-year minimum vesting condition; (ii) Awards to Non-Employee Directors may vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of shareholders (provided that such vesting period may not be less than 50 weeks after the date of grant); and (iii) Awards may vest without respect to the minimum vesting condition limitation described in this Section 4(d) above (A) as a result of a Participant’s termination of Continuous Service by reason of the Participant’s death or Disability, (B) in connection with (including following) the consummation of a Change in Control or a dissolution or liquidation of the Company, or (C) pursuant to the terms of a written employment agreement between the Participant and the Company or an Affiliate in connection with the Participant’s termination of Continuous Service.

(e)            No Repricing of Stock Awards or Cancellation and Re-Grant of Stock Awards. Except with respect to adjustments that are made in accordance with Section 9(a) or 9(c), the Administrator shall not have the authority to (i) reduce the exercise price of any outstanding Option or SAR or take any other action that would be treated, for accounting purposes, as a “repricing” of any outstanding Stock Award under the Plan or (ii) cancel and re-grant any outstanding Stock Award under the Plan, unless the shareholders of the Company approve such reduction, cancellation, re-grant or other action.

(f)            Limitation on Annual Compensation to Non-Employee Directors. In no event shall the compensation payable by the Company to a Non-Employee Director for services performed as a Non-Employee Director, including, without limitation, the grant date value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 or any amendment or successor to such standard) of Awards, cash retainers, Committee fees and other compensation, exceed $450,000 in the aggregate during any fiscal year, which limit shall be increased to $650,000 in the fiscal year of a Non-Employee Director’s initial service as a Non-Employee Director, and in no event shall the number of shares of Common Stock subject to Stock Awards (including, without limitation, Options) granted to any Non-Employee Director, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, exceed 20,000 shares during any fiscal year. The limitation of 20,000 shares described in this Section 4(f) refers to the actual number of shares of Common Stock that is subject to each Stock Award and such limitation shall be calculated without regard to the provision set forth in Section 3(b)(i) that each share of Common Stock subject to a Full Value Award shall be counted against the Plan’s Share Reserve limit in Section 3(a) as two shares of Common Stock.

5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)            Term. The term of each Option and SAR shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten years from the date the Option or SAR is granted or five years from the date an Incentive Stock Option is granted to a Ten Percent Shareholder. The Administrator shall determine the time period, including the time period following any termination of a Participant's Continuous Service, during which the Participant has the right to exercise a vested Option or SAR, which time period may not extend beyond the expiration date of the Option or SAR term. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option or SAR, and may extend the time period during which a vested Option or SAR may be exercised, in connection with any termination of the Participant's Continuous Service, and may amend any other term or condition of such Option or SAR relating to such a termination of Continuous Service, provided, however, that such term or time period shall not be extended beyond the date described in the first sentence of this paragraph.

(b)            Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise price (or strike price) of each Option or SAR shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be issued with an exercise price (or strike price) lower than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR if such Option or SAR is issued pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Change in Control and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)            Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Administrator in its sole discretion, by any combination of the methods of payment set forth below. The Administrator shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i)             By cash, check, bank draft or money order payable to the Company;

(ii)            Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to a broker to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)          By delivery to the Company of shares of Common Stock already owned by the Participant and valued at the Fair Market Value as of the date of delivery to the Company;

(iv)           If the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; and

(v)            In any other form of legal consideration that may be acceptable to the Administrator and specified in the applicable Award Agreement.

(d)            Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR and with respect to which the Participant is exercising the SAR on such date over (ii) the strike price that will be determined by the Administrator at the time of grant of the SAR. The appreciation distribution in respect to a SAR may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Administrator and contained in the Stock Appreciation Right Agreement evidencing such SAR.

(e)            Transferability of Options and SARs. The Administrator may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Administrator shall determine. In the absence of such a determination by the Administrator to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i)            Restrictions on Transfer. An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Administrator may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)            Domestic Relations Orders. Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)          Beneficiary Designation. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.

(f)             Vesting Generally. Subject to Section 4(d), the total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Administrator may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)            Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or except as otherwise extended by the Administrator, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement) or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate except as otherwise determined by the Administrator. Notwithstanding any provision in the Plan to the contrary, the Administrator may, in its sole discretion and subject to whatever terms and conditions it elects, provide in the Award Agreement for continued vesting of an Option or SAR following a termination of Continuous Service.

(h)            Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement or as otherwise determined by the Administrator. In addition, unless otherwise provided in a Participant’s Award Agreement or as otherwise determined by the Administrator, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)             Disability of a Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or except as otherwise extended by the Administrator, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement) or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate except as otherwise determined by the Administrator.

(j)             Death of a Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or except as otherwise extended by the Administrator, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date twelve months following the date of death (or such longer or shorter period specified in the Award Agreement) or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate except as otherwise determined by the Administrator.

(k)            Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or except as otherwise extended by the Administrator, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR shall terminate upon the date on which the Participant’s Continuous Service terminated, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the date of such termination of Continuous Service.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a)            Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Administrator’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Administrator. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)            Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration that may be acceptable to the Administrator, in its sole discretion, and permissible under applicable law.

(ii)            Vesting. Subject to Section 4(d), shares of Common Stock awarded under the Restricted Stock Award Agreement shall be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Administrator.

(iii)          Termination of a Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)           Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Administrator shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b)            Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)            Consideration. At the time of grant of a Restricted Stock Unit Award, the Administrator will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Administrator, in its sole discretion, and permissible under applicable law.

(ii)           Vesting. Subject to Section 4(d), at the time of the grant of a Restricted Stock Unit Award, the Administrator may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)          Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Administrator and contained in the Restricted Stock Unit Award Agreement.

(iv)           Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Administrator, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)            Termination of a Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)            Performance Awards.

(i)            Performance Stock Awards. A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator, in its sole discretion. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Administrator may determine that cash may be used in payment of Performance Stock Awards.

(ii)            Performance Cash Awards. A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator, in its sole discretion. The Administrator may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(iii)            Discretion. The Administrator shall have the right to reduce, eliminate or increase the amount that is payable under a Performance Stock Award or Performance Cash Award by taking into account additional factors that the Administrator may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

(d)            Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards, which shall be set forth in Other Stock Award Agreements.

(e)            Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Stock Award (other than an Option or SAR), as determined by the Administrator and contained in the applicable Stock Award Agreement; provided, however, that (i) any dividends or dividend equivalents that are paid or credited with respect to any such shares shall be subject to all of the terms and conditions applicable to such shares under the terms of such Stock Award Agreement (including, without limitation, any vesting conditions), and (ii) any dividends or dividend equivalents that are paid or credited with respect to any such shares shall be subject to forfeiture to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Stock Award Agreement.

7.	COVENANTS OF THE COMPANY.

(a)            Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b)            Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c)            No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a)            Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)            Corporate Action Constituting the Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Administrator, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)             Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.

(d)             No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)             Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award, and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then-currently effective registration statement under the Securities Act or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then-applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f)             Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(g)            Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet.

(h)            Compliance with Section 409A of the Code.

(i)            General. The Company intends that all Awards shall be structured to comply with, or to be exempt from, Section 409A of the Code, such that no adverse tax consequences, interest or penalties under Section 409A of the Code shall apply. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall be deemed to incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. In addition and notwithstanding any provision to the contrary in the Plan or any Award Agreement, the Administrator may, without a Participant’s consent, amend the Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt the Plan or any Award from Section 409A of the Code or (B) comply with Section 409A of the Code. However, the Company makes no representations or warranties as to an Award’s tax treatment under Section 409A of the Code or otherwise, and the Company has no obligation under the Plan or otherwise to avoid the taxes, penalties or interest under Section 409A of the Code with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefit under the Plan is determined to constitute nonqualified deferred compensation subject to taxes, penalties or interest under Section 409A of the Code.

(ii)            Participant’s Termination of Continuous Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A of the Code, any payment or settlement of such Award upon a termination of a Participant’s Continuous Service shall, to the extent necessary to avoid taxes under Section 409A of the Code, be made only upon the Participant’s “separation from service” within the meaning of Section 409A of the Code, whether such “separation from service” occurs upon or after the termination of the Participant’s Continuous Service.

(iii)          Payments to Specified Employees. Notwithstanding any provision to the contrary in the Plan (and unless the Award Agreement specifically provides otherwise), if a Participant holding an Award that constitutes nonqualified deferred compensation under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code.

(iv)           Deferrals. To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants shall be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Administrator may provide for distributions while a Participant is still an Employee or otherwise providing services to the Company or an Affiliate. The Administrator is authorized to make deferrals of Awards and determine when, and in what annual percentages, a Participant may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(i)             Clawback Provisions. All Awards granted under the Plan shall be subject to recoupment in accordance with any clawback, recovery or recoupment policy that Company may adopt, including any such policy adopted pursuant to the listing standards of any national securities exchange on which the Company’s securities are listed or pursuant to other requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy shall be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under the Plan or any agreement with the Company.

9.	ADJUSTMENTS UPON CHANGES IN THE COMMON STOCK; OTHER CORPORATE EVENTS.

(a)            Capitalization Adjustments. In the event of a Capitalization Adjustment, the Administrator shall appropriately and proportionately adjust (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 4(f), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Administrator shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)            Dissolution or Liquidation. Except as otherwise provided in the applicable Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service; provided, however, that the Administrator may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)            Change in Control.

(i)            In the event of a Change in Control, if a Participant’s entire Award is not (A) continued in full force and effect by the Company, (B) assumed in full and continued in full force and effect by the Entity or its parent that is the surviving, purchasing or continuing corporation or other Entity in the Change in Control (the “Acquiror”), or (C) replaced by the Acquiror with a substantially equivalent award with respect to the Acquiror’s capital stock, with appropriate adjustments as to the number of securities and exercise prices, the Award shall fully vest (and as to Options and SARs, become fully exercisable) effective immediately prior to, but conditioned on the consummation of, the Change in Control, and, except as otherwise provided in an Award Agreement evidencing an Award, for each such Award that vests subject to the attainment of one or more Performance Goals, the applicable Performance Goals shall be deemed achieved at the greater of target or actual performance (with the Performance Goals equitably adjusted to reflect a shortened Performance Period ending as of the Change in Control). For purposes of this Section 9(c), if so determined by the Administrator in its sole discretion, an Award denominated in shares of Common Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Administrator may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Common Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change in Control.

(ii)            A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after the termination of the Participant’s Continuous Service in connection with the consummation of a Change in Control (including within a specified period following a Change in Control) as may be provided in any written employment agreement or Stock Award Agreement between the Company or any Affiliate and the Participant or as may be otherwise determined by the Administrator.

(iii)          Notwithstanding any other provision of the Plan to the contrary, with respect to an Award that constitutes “nonqualified deferred compensation” subject to the provisions of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Section 409A of the Code.

10.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a)            Amendment of the Plan. The Board has the power and authority to amend any provision of the Plan at any time; provided, however, that without the approval of the Company’s shareholders given within twelve months before or after any such Plan amendment, the Board shall not have the right or authority (i) to increase the aggregate number of shares of Common Stock (including upon the exercise of Incentive Stock Options) that may be issued under the Plan pursuant to Section 3(a), provided that an increase that is made pursuant to Section 9(a) in connection with a Capitalization Adjustment shall not require shareholder approval and may be made by the Board, (ii) to amend Section 4(e) relating to the repricing, cancellation and re-grant of Stock Awards, (iii) to amend the Plan in any respect that requires shareholder approval under the rules of The Nasdaq Stock Market LLC (or under the rules of any other national securities exchange on which the Common Stock may subsequently be traded), or (iv) to amend the Plan in any respect that requires shareholder approval under the Code or any other applicable law.

(b)             Termination or Suspension of the Plan. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the tenth anniversary of the date that the Plan was adopted by the Board. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)             No Impairment of Rights upon the Plan’s Amendment, Suspension or Termination. Unless otherwise provided in the applicable Award Agreement, the amendment, suspension or termination of the Plan shall not impair rights and obligations under any Award that is granted prior to such amendment, suspension or termination, except with the written consent of the affected Participant.

11.	EFFECTIVE DATE OF THE PLAN.

The Plan shall become effective on the Effective Date. The Plan shall be submitted for the approval of the Company’s shareholders at the 2021 annual meeting of shareholders. Awards may be granted prior to such shareholder approval, provided that such Awards shall not be exercisable, shall not vest, the restrictions thereon shall not lapse and no shares of Common Stock shall be issued pursuant to such Awards prior to the date that the Plan is approved by the Company’s shareholders. If such shareholder approval is not obtained at the 2021 annual meeting of shareholders, all Awards previously granted under the Plan shall be cancelled and become null and void.

12.	CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to that state’s conflict of laws rules.

13.	DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)            “Acquiror” has the meaning set forth in Section 9(c)(i).

(b)            “Administrator” means the Board or a Committee to the extent that the Board’s power or authority under the Plan has been delegated to such Committee.

(c)            “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)            “Award” means a Stock Award or a Performance Cash Award.

(e)            “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(f)            “Board” means the Board of Directors of the Company.

(g)            “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, spin-off, split-off, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any amendment or successor to such standard). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(h)            “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on the Company or an Affiliate; (ii) the Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony; (iii) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or an Affiliate that has a material adverse impact on such entity; or (iv) the Participant’s intentional misconduct that has a material adverse impact on the Company or an Affiliate. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(i)            “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            Any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction; notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this clause) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then-outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)           There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)          There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)           Individuals who, at the beginning of any twelve-month period following the Effective Date of the Plan, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board on any subsequent date during such twelve-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of the Plan, (i) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company; and (ii) the definition of Change in Control (or any analogous term) in a written employment agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an employment agreement, the foregoing definition shall apply.

(j)            “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(k)           “Committee” means a committee of two or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(l)            “Common Stock” means the common stock of the Company.

(m)          “Company” means Calavo Growers, Inc., a California corporation.

(n)           “Consultant” means any individual, including an advisor, who is engaged by the Company or an Affiliate to render bona fide consulting or advisory services to the Company or an Affiliate, provided that such services are not in connection with the offer or sale of the Company’s securities in a capital-raising transaction and that such services do not directly or indirectly promote or maintain a market for the Company’s securities. Service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(o)           “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Administrator, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Administrator or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Administrator or Chief Executive Officer, including sick leave, military leave or any other personal leave or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(p)           “Director” means a member of the Board.

(q)           “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months, as provided in Sections 22(e)(3) and 409A(a)(2)(C)(i) of the Code, and shall be determined by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances.

(r)           “Effective Date” means the effective date of the Plan, which is December 9, 2020 and which is the date on which the Board approved and adopted the Plan; provided, however, that the Plan is subject to approval by the Company’s shareholders at the 2021 annual meeting of shareholders.

(s)           “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)           “Entity” means a corporation, partnership, limited liability company or other entity.

(u)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)           “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, or (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

(w)          “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be, unless otherwise determined by the Administrator, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Administrator deems reliable;

(ii)            Unless otherwise provided by the Administrator, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists; and

(iii)          In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Administrator in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x)           “Full Value Award” has the meaning set forth in Section 3(b)(i).

(y)           “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(z)           “Incumbent Board” has the meaning set forth in Section 13(i)(iv).

(aa)         “Non-Employee Director” means a Director who not an Employee.

(bb)         “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(cc)         “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(dd)         “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(ee)         “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(ff)          “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(gg)        “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(hh)        “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ii)          “Outside Director” means a Director who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” under applicable rules of The Nasdaq Stock Market LLC (or under the rules of any other national securities exchange on which the Common Stock may subsequently be traded), including the independence rules of such stock exchange relating to compensation committee members.

(jj)          “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity owns, owned, is the owner of or has acquired ownership of securities, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise and has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(kk)       “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ll)          “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section (6)(c)(ii).

(mm)      “Performance Criteria” means the one or more criteria that the Administrator shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Administrator: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total shareholder return; (v) return on equity or average shareholders’ equity; (vi) return on assets, investment or capital employed; (vii) stock price performance; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit, operating profit or net operating profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share (in the aggregate or by segment); (xx) cash flow; (xxi) cash flow per share; (xxii) debt levels or debt reduction; (xxiii) objective measures of productivity and operating efficiency; (xxiv) performance of business acquisitions; (xxv) measures of customer satisfaction or retention; (xxvi) success in compliance with applicable laws and regulations and applicable accounting requirements; (xxvii) investor relations activities and success; (xxviii) shareholders’ equity; (xxix) capital expenditures; (xxx) measures of workforce diversity or retention; (xxxi) growth of net income or operating income; and (xxxii) any other measures of performance selected by the Administrator.

(nn)        “Performance Goals” means, for a Performance Period, the one or more goals established by the Administrator for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Administrator (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Administrator may, in its sole discretion, make appropriate adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (A) to exclude restructuring and/or other nonrecurring charges; (B) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (C) to exclude the effects of changes to generally accepted accounting principles; (D) to exclude the effects of any statutory adjustments to corporate tax rates; (E) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (F) to exclude the dilutive effects of acquisitions or joint ventures; (G) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (H) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends; (I) to exclude the effects of stock-based compensation and/or the award of bonuses under the Company’s bonus plans; (J) to exclude expenses incurred in the acquisition or disposition of businesses; and (K) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Administrator retains the sole discretion to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.

(oo)         “Performance Period” means the period of time selected by the Administrator over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.

(pp)         “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(qq)         “Plan” means this Calavo Growers, Inc. 2020 Equity Incentive Plan, as it may be amended from time to time.

(rr)         “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(ss)         “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(tt)          “Restricted Stock Unit Award” means a right to receive shares of Common Stock (and/or cash or other consideration of equal value) which is granted pursuant to the terms and conditions of Section 6(b).

(uu)        “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(vv)           “Securities Act” means the Securities Act of 1933, as amended.

(ww)       “Share Reserve” has the meaning set forth in Section 3(a).

(xx)         “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(yy)         “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(zz)         “Stock Award” means an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award granted under the Plan.

(aaa)       “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(bbb)       “Subject Person” has the meaning set forth in Section 13(i)(i).

(ccc)       “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ddd)       “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Affiliate.

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